SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

July 31, 2009
(Date of earliest event reported)
HARRINGTON WEST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50066	48-1175170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
610 Alamo Pintado Road, Solvang, California	93463
(Address of principal executive offices)	(Zip Code)
(805) 688-6644
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01         Entry into a Material Definitive Agreement.

Item 9.01         Financial Statements and Exhibits.

SIGNATURE

EXHIBIT 2.1

EXHIBIT 99.1

Item 1.01           Entry into a Material Definitive Agreement.

On July 31, 2009, Harrington West Financial Group, Inc.’s (NASDAQ: HWFG) wholly owned subsidiary, Los Padres Bank (the “Bank”), entered into a Branch Purchase and Assumption Agreement (the “Agreement”) with Arvest Bank (“Arvest”).  The Agreement provides for the sale of the Bank’s Kansas branches which operate as a division of the Bank under the name Harrington Bank.  Pursuant to the agreement, Arvest will purchase certain assets at net book value, including two branch locations and approximately $94 million in loans, while assuming all $93 million of the deposits in the market and the lease obligations for Harrington Bank’s primary location at 6300 Nall in Mission, Kansas.  Arvest will pay a fixed premium of $4.1 million for the Harrington Bank operations, unless the loans acquired or deposits assumed should fall below $75 million, which would result in an adjustment to the premium paid by Arvest. The transaction, which does not include the investment management and trust business of Harrington Wealth Management Company in the Kansas City market, is expected to close in the fourth quarter of 2009, and is subject to prior regulatory approvals.  No investment banking fees were incurred by HWFG with respect to the Arvest transaction.  A copy of the Agreement is attached hereto as Exhibit 2.1.  The foregoing description of the Agreement is qualified by reference to the copy of the Agreement included as Exhibit 2.1.  A copy of a press release issued on August 6 announcing the Agreement is attached hereto as exhibit 99.1

Item 9.01           Financial Statements and Exhibits.

(a)       Not applicable.

(b)       Not applicable.

(c)       Not applicable.

(d)       The following exhibits are included with this Report:

         Exhibit 2.1         Branch Purchase and Assumption Agreement
         Exhibit 99.1        Press Release dated August 6, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARRINGTON WEST FINANCIAL GROUP, INC.

		By:	/s/ Craig J. Cerny
Craig J. Cerny
Chairman of the Board and Chief Executive Officer

Date:	August 6, 2009